As filed with the Securities and Exchange Commission on June 11, 2024

Registration No. 333-261894

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-261894

UNDER

THE SECURITIES ACT OF 1933

WeWork Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1144904
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

71 5th Avenue, 2nd Floor New York, NY	10003
(Address of Principal Executive Offices)	(Zip Code)

WeWork Inc. 2021 Equity Incentive Plan

WeWork Inc. 2021 Employee Stock Purchase Plan

WeWork Inc. 2015 Equity Incentive Plan

WeWork Inc. 2013 Stock Incentive Plan

(Full Title of the plan)

David Tolley

Chief Executive Officer c/o WeWork Inc.

71 5th Avenue, 2nd Floor

New York, NY 10003

(Name and address of agent for service)

(646) 389-3922

(Telephone number, including area code, for agent of service)

Copies to:

Sophia Hudson, P.C.

Jennifer Lee, P.C.

Alborz Tolou

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-261894) filed by WeWork Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission on December 27, 2021, registering 66,913,012 shares of the Registrant’s Class A common stock, par value $0.0001 per share, issuable under the Registrant’s (i) WeWork Inc. 2021 Equity Incentive Plan, (ii) WeWork Inc. 2021 Employee Stock Purchase Plan, (iii) WeWork Inc. 2015 Equity Incentive Plan and (iv) WeWork Inc. 2013 Stock Incentive Plan (the “Plans”) (the “Registration Statement”).

As previously disclosed, on November 6, 2023, the Registrant and certain of its direct and indirect subsidiaries filed voluntary petitions under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption In re WeWork Inc., et. al., Case no. 23-19865 (JKS). On May 30, 2024, the Bankruptcy Court entered its order confirming the Third Amended Joint Chapter 11 Plan of Reorganization of WeWork Inc. and its Subsidiaries (the “Plan”), pursuant to chapter 11 of title 11 of the Bankruptcy Code. The Plan became effective on June 11, 2024.

In connection with the foregoing, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, WeWork Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 11, 2024.

WEWORK INC.

By:	/s/ Pamela Swidler
Name:	Pamela Swidler
Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.